Exhibit 10.13

Mitcham Industries, Inc.
Summary of Non-Employee Director Compensation
(As of July 31, 2018)

Retainer/Fees

Each non-employee director is entitled to receive the following compensation:

•	an annual cash retainer fee of $28,000 per year, plus an additional $48,000 for the Non-Executive Chairman of the Board of Directors;

•	an additional cash retainer of $7,500 per year for each member of the Audit Committee, plus an additional $5,000 per year for the chairperson of the Audit Committee;

•	an additional cash retainer of $4,000 per year for each member of the Compensation Committee, plus an additional $4,000 per year for the chairperson of the Compensation Committee;

•	an additional cash retainer of $50,000 per year for the chairperson of the Strategic Planning Committee;

•	an additional fee of $3,000 for each Board of Directors meeting attended, including telephonic meetings.

Equity-Based Compensation

In addition to cash compensation, non-employee directors are eligible, at the discretion of the full Board of Directors, to receive discretionary grants of stock options or restricted stock or any combination thereof under Mitcham Industries, Inc.’s equity compensation plans.